[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom Announces Record Results as the Company Continues its Strategy of Broadband
Roll-out and Regional Expansion

Q2 2006 versus Q1 2006:

11% increase in revenues
20% increase in operating income
20% increase in net income

Q2 2006 over Q2 2005:
19% increase in revenues
12% increase in operating income
14% increase in net income

INTRODUCTION

MOSCOW, Russia (August 3, 2006) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the second quarter of 2006 ended June 30, 2006.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “Our record results have exceeded our own expectations and demonstrate that we are on the right track in continuing our strategy of regional expansion and developing broadband offerings for the vast Russian market. We are pleased that our regional revenues have grown by 49% over the second quarter last year.  Our WiFi implementation schedule is on target with over 3,000 WiFi nodes installed to date in Moscow, which we believe is the largest WiFi network in Europe. In the second quarter of 2006, our revenues grew 11% to $197.0 million and our consolidated net income grew 20% to $22.6 million over the first quarter of 2006. We look forward to further revenue growth as we see the fruition of investments in our broadband and federal transit network projects. Despite regulatory delays in utilizing our FTN network, we have achieved exceptional results.”

FINANCIAL OVERVIEW

Financial Performance in the Second Quarter 2006 and Operations:

The table below illustrates the consolidated results for the second quarter compared to previous quarters.

(In Millions, Except Per Share Data)

			Q2 06 vs.		Q2 06 vs.
	Q2 06	Q2 05	Q2 05	Q1 06	Q1 06
Consolidated revenues	$197.0	$165.5	19%	$178.1	11%
EBITDA[1]	57.9	50.5	15%	50.8	14%
EBITDA[1] Margin	29%	31%	—	29%	—
Operating income	33.9	30.3	12%	28.2	20%
Operating margin	17%	18%	—	16%	—
Net income	22.6	19.8	14%	18.8	20%
Net income per share — basic	0.62	0.54	15%	0.52	19%

Remarking on the second quarter of 2006 results, Boris Svetlichny, Chief Financial Officer, noted, “The Ñompany’s earnings per share growth of 19% in the second quarter when compared to the first quarter of 2006 demonstrates our solid results for the period. In the second quarter of 2006, we experienced consolidated revenue growth of 19%, consolidated operating income growth of 12%, and consolidated net income growth of 14% when compared to the second quarter of 2005. Our second quarter 2006 financial results underline a strong performance throughout the first half of 2006.”

The following table presents our consolidated segment information for the last five quarters for our various lines of business.

(In Millions)

Revenues:	6/30/05	9/30/05	12/31/05	3/31/06	6/30/06
Business and Corporate	$ 96.4	$ 99.5	$103.4	$103.2	$113.0
Carrier and Operator	54.5	56.7	57.2	60.1	69.2
Consumer Internet	10.7	10.1	11.9	12.2	12.2
Mobile	3.9	3.6	3.0	2.6	2.6
Total Consolidated Revenue	$165.5	$169.9	$175.5	$178.1	$197.0

Operating Income:
Business and Corporate	$26.1	$27.8	$25.2	$26.2	$30.8
Carrier and Operator	7.1	7.8	4.8	6.3	6.5
Consumer Internet	(0.6)	(1.2)	(1.3)	(0.4)	0.7
Mobile	1.0	0.9	0.6	0.5	0.5
Corporate and Eliminations	(3.3)	(5.3)	(2.8)	(4.4)	(4.6)

Total Consolidated Operating Income	$30.3	$30.0	$26.5	$28.2	$33.9

Operating Margin %	18%	18%	15%	16%	17%
Business and Corporate	27%	28%	24%	25%	27%
Carrier and Operator	13%	14%	8%	10%	9%
Consumer Internet	-6%	-12%	-11%	-3%	6%
Mobile	26%	25%	20%	19%	19%

In Business and Corporate Services (“BCS”), the Company’s largest line of business, revenues increased by 17% to $113.0 million in the second quarter of 2006 over the same period in 2005 and increased by 9% over the first quarter of 2006. From second quarter 2005 to second quarter 2006, operating income in BCS increased by 18% from $26.1 million to $30.8 million and increased by 18% from $26.2 million from first to second quarter of 2006. The strong revenue growth in the Company’s BCS line of business is due to several factors, including:

•	increasing demand for our wireline services driven by macro-economic expansion in Russia, Ukraine and other countries in the CIS;

•	the slowing of tariff erosion in Russia;

•	the selling of additional services to current customers, particularly in data services; and

•	regional expansion.

In the Carrier and Operator Services (“COS”) line of business, second quarter revenues increased by 27% over the same period last year. When compared to the first quarter of 2006, revenues improved by 15% from $60.1 million to $69.2 million. COS operating income in the second quarter of 2006 was $6.5 million, which is 8% less than in the second quarter of 2005. When compared to the previous quarter, the second quarter operating income increased by 3% from $6.3 million to $6.5 million. The rules for interconnection, effective January 1, 2006, reduced the downward pressure on pricing and reduced competition, resulting in COS revenue growth. A significant portion of our revenue growth is the result of an increased demand for our data services and is the result of a new agreement signed with Vimpelcom, announced on April 17, 2006, however, revenue growth is offset by additional costs related to traffic termination to VimpelCom’s network.

In the Company’s two smallest lines of business, Consumer Internet and Mobile, revenues stayed flat from first to second quarter of 2006 yet we experienced an improvement in the operating margin in the Consumer Internet line of business.

Consolidated revenue by geographic regions

The Company reported consolidated revenue increases in all regions. Our revenues in Moscow are in line with market growth rates in the city whereas our revenue growth in the Russian regions has grown faster than the market growth in such regions. The following table summarizes those results:

(In Millions)

				Q2 06 vs.		Q2 06 vs.
Revenue	Q2	06	Q2	05	Q2	05	Q1	06	Q1	06
Moscow	$121.7	$109.2		11%	$112.1	9%
Northwest region of Russia	18.0	14.2		27%	16.5	10%
Other regions of Russia and CIS	42.3	28.3		49%	38.3	10%
Ukraine	19.4	19.0		2%	17.7	10%
Eliminations	(4.4)	(5.2)		—	(6.5)	—

TOTAL REVENUE	$197.0	$165.5		19%	$178.1	11%

Selected Statistics in Q2 2006

The Company reported an increase in: points of presence, customers and contracts in each line of business, except for dial-up Internet access subscribers, when comparing first and second quarter 2006 results. The following table summarizes some selected customer statistics:

	Three Months Ended:
	6/30/05	9/30/05	12/31/05	3/31/06	6/30/06
Access Points	233	252	259	278	287
Number of Contracts
Business and Corporate Services	173,490	184,970	184,206	187,956	192,689
Carrier and Operator Services	1,650	1,753	1,827	1,985	2,101
Dial-up Internet access subscribers[2]	394,250	385,374	422,480	444,210	400,721
Active cellular subscribers	55,074	50,379	47,502	49,464	50,602

GOLDEN TELECOM’S STRATEGY OVERVIEW

The Company believes that its strategy of continuing to target corporate clients, offering a wider range of services to the rapidly expanding SME/SOHO market and regional expansion, positions the Company well for continued growth. Our broadband offerings and the implementation of our FTN will be the key factors in our future success.

Business Market.

Golden Telecom will continue to pursue corporate clients. The Company maintained its leadership position among fixed line operators in the corporate market, both in Russia and the CIS, and it plans to further expand its activities in the business markets in each operational region.

SME/SOHO and Residential Market.

Golden Telecom will create organic growth via tailored product offerings and various types of access opportunities for the Small Medium Enterprises/Small Office Home Office (“SME/SOHO”) and residential markets. Golden Telecom will use its new license to offer carrier select and carrier pre-select DLD/ILD services creating opportunities for competitively priced services in this segment supported by various broadband access technologies: WiFi, Digital Subscriber Line (“xDSL”), Fiber to the Building (“FTTB”), and Local Loop.

Regional Expansion.

The growth of the regional fixed line telecommunications market has encouraged the Company’s development strategy. The Company will continue to pursue strategic acquisitions to further regional expansion. Since September 2005, the Company has completed 7 acquisitions, including asset purchases, with a total purchase price of $37.1 million.

In May 2006, Golden Telecom received a new 15-year license authorizing the Company to provide wireless communication services in the GSM-1800 standard in various regions of Ukraine in addition to its current GSM networks in Kiev and Odessa. The new license covers approximately 86% of the territory of Ukraine with an overall population of 38 million people. In addition, in June 2006, Golden Telecom signed a unilateral national roaming agreement between Golden Telecom and Ukrainian Radio Systems (“URS”), a subsidiary of VimpelCom, that will for the first time enable our mobile subscribers in Ukraine to use national roaming services throughout the entire territory of Ukraine covered by URS. The license, and the national roaming agreement with VimpelCom will enable Golden Telecom to provide wireless communication and converging services to approximately 81% of Ukraine’s population

Implementation of the broadband access rollout strategy

The Company’s broadband rollout is a key component of our strategy. The broadband service offerings will be aimed primarily at SME/SOHO and residential consumers. The Company has continued to develop its broadband service offerings in the first half of 2006 utilizing various technologies. Golden Telecom has deployed broadband technologies in various Russian cities, Ukraine Uzbekistan and Kazakhstan. The Company provides broadband access services to its clients using one of the four approaches listed below:

WiFi

Moscow, Russia: As previously reported, the Company is deploying 5,000 WiFi access nodes in Moscow to offer universal indoor and outdoor access at greater speeds than current DSL offerings in Moscow. The total number of WiFi nodes already installed is over 3,000, which we believe is the largest WiFi network in Europe. Upon completion of the deployment, the service area will cover one-third of the approximately 3.9 million households in Moscow.

DSL

The Company has begun deployment of DSL nodes in Moscow, the Moscow Region, and in other cities in Russia and the CIS, with over 2,100 nodes already installed with a combined capacity of 58,806 ports. The Company expects to provide Triple Play services including Broadband Internet Access, VOIP, and Digital TV in selected areas.

FTTB

Kiev, Ukraine: In April 2006 Golden Telecom began to provide broadband services based on FTTB technology in Kiev. More than 24,000 household are covered.

Local Loop Acquisitions

The Company also focuses on acquisitions of home networks and other companies with last mile access. As part of this strategy, the Company acquired a 70% ownership interest in ZAO Tatar Intellectual Communications, an alternative operator in the Tatarstan region of Russia in March 2006. In April 2006, the Company acquired a 100% ownership interest in TTK LLC, an alternative operator in Ukraine, and the network and technical resources of ZAO Telephone Company BINAR, an alternative operator in Ekaterinburg, Russia. In June 2006, Golden Telecom completed the acquisition of a 74% ownership interest in Kubtelecom LLC (“Kubtelecom”). Kubtelecom is the largest alternative operator in the Krasnodar region and owns copper and fiber-optic networks in the largest cities in the Krasnodar region, Russia.

Federal Transit Network

On May 31, 2005, Golden Telecom received a domestic long distance/international long distance (“DLD/ILD”) license in Russia. On January 16, 2006, we announced that the construction of our federal transit network (“FTN”) was completed in compliance with the Russian Law on Communications and our domestic long distance/international long distance license.

On April 28, 2006, all of the 88 connection points were formally commissioned by the relevant Russian regulatory agencies. On June 29, 2006, Golden Telecom announced that the Company has entered into interconnection agreements with all of the incumbent Russian zonal fixed line telephone operators. The Company has also submitted to Rossvyaznadzor all documentation necessary for operation of its FTN and for receipt of access codes for long distance services.

Dividends and Cash:

On June 30, 2006, the Company paid a second quarter dividend of $0.20 per share to shareholders of record as of June 16, 2006 with the total dividend equaling $7.3 million. The Company maintained a consolidated cash balance of $36.4 million at the end of the second quarter of 2006. This cash amount represents a 55% decrease from the second quarter 2005. The Company’s cash has decreased due to acquisitions, capital expenditures in line with our investment program, and continued payment of dividends. Cash provided by operating activities for the six months ended June 30, 2006 was approximately $81.2 million. Cash spent on capital expenditures for the six months ended June 30, 2006 was also approximately $81.2 million, of which $7.7 million was related to purchases in the previous year. Furthermore, changes in Russian legislation related to value added tax (“VAT”) resulted in a decrease in cash. Under the change, which took effect January 1, 2006 VAT is accounted for on an accrual basis rather than on a cash basis such that the Company must pay VAT prior to such time as it receives corresponding VAT payments from customers.

The Company expects to attract debt financing in the future to fund further expansion plans.

Earnings Conference Call:

Additional financial information regarding Golden Telecom appears in Attachments A through D.

The Company’s management will discuss its second quarter 2006 results during a conference call on August 3, 2006 at 5:00pm Moscow time (9:00 am Eastern Standard Time in the US). For US Callers, please call +1 (800) 553-03-51, for International Callers, please call +1 (612)332-01-07. No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en.

The conference call replay will be available at +1 (800) 475-67-01 for US Callers and +1 (320) 365-38-44 for International Callers, and the access code for both US and International callers is 836911. The conference call replay will be available from August 3, 2006 at 5:45 pm (Eastern Standard Time in the US) until August 10, 2006 at 11:59 pm (Eastern Standard Time in the US).

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 287 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our regional expansion strategy, macroeconomic factors in the markets in which we operate, our expansion plans, broadband strategy, our utilization of our long distance license and federal transit network, demand for our services, and our satisfaction of the license requirements specified in the interconnection rules. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not develop our regional expansion strategy as we anticipate, that macroeconomic factors in the markets in which we operate change, that our broadband strategy does not materialize as we anticipate, that our service offering will not be as competitive as those of our competitors, or that we are unable to utilize the long distance license and satisfy the license requirements as we anticipate. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2006, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Alexey Subbotin
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations (unaudited)
(Amounts in millions of US $, except per share data)

	Three Months Ended					Six Months Ended
			6/30/05		6/30/06			6/30/05		6/30/06
Revenues			$165.5		$197.0	$		322.0		$375.1
Operating costs and expenses:
Access and network services (excluding			86.2		105.6			166.2		199.0
depreciation and amortization)
Selling, general and administrative (excluding			28.8		33.5			56.4		67.4
depreciation and amortization)
Depreciation and amortization			20.2		24.0			39.9		46.6
Operating Income			30.3		33.9			59.5		62.1
Other income (expense):
Equity in earnings (losses) of ventures		(	0.1	)	0.4		(	0.2	)	0.7
Foreign currency gain (loss)		(	0.5	)	0.7		(	0.2	)	1.6
Interest income, net			0.2		—			0.5		0.6

Total other income (expense)		(	0.4	)	1.1			0.1		2.9

Income before income taxes and minority interest			29.9		35.0			59.6		65.0
Minority interest			0.7		1.0			1.3		2.1
Income taxes			9.4		11.4			18.5		20.8

Income before cumulative effect of a change
in accounting principle			19.8		22.6			39.8		42.1

Cumulative effect of a change in accounting principle,
net of tax			—		—			—		0.7

Net Income			$19.8		$22.6	$		39.8		$41.4

Basic earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle			$0.54		$0.62	$		1.10		$1.15
Cumulative effect of a change in accounting principle			—		—			—		0.02

Basic earnings per share			$0.54		$0.62	$		1.10		$1.13

Weighted average common shares — basic			36.3		36.6			36.3		36.5

Diluted earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle			$0.54		$0.62	$		1.09		$1.15
Cumulative effect of a change in accounting principle			—		—			—		0.02

Diluted earnings per share			$0.54		$0.62	$		1.09		$1.13

Weighted-average common shares — diluted			36.6		36.7			36.6		36.7

Cash dividend per share of common stock	$		0.20		$0.20	$		0.40		$0.40

– MORE –

ATTACHMENT B

Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets ( unaudited)
(Amounts in millions of US$)

		12/31/05		6/30/06
ASSETS
Current assets
Cash and cash equivalents		$67.2		$36.4
Accounts receivable, net		91.7		118.0
VAT receivable		22.0		18.3
Prepaid expenses and other assets		30.1		38.3

Total current assets		211.0		211.0
Property and equipment, net		407.9		449.7
Goodwill		149.2		156.2
Intangible assets, net		93.9		96.7
Restricted cash and other assets		20.2		22.3

TOTAL ASSETS		$882.2		$935.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$89.4		$109.5
VAT payable		17.2		6.8
Debt maturing within one year and
current capital lease obligations		1.9		2.2
Other current liabilities		23.4		27.6

Total current liabilities		131.9		146.1
Long-term debt and capital lease obligations		2.4		2.1
Other liabilities		53.1		58.3

TOTAL LIABILITIES		187.4		206.5
Minority interest		19.7		25.0
SHAREHOLDERS’ EQUITY
Common stock		0.4		0.4
Additional paid-in capital		672.0		674.0
Deferred equity compensation	(	0.5	)	—
Retained earnings		3.2		30.0

TOTAL SHAREHOLDERS’ EQUITY		675.1		704.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$882.2		$935.9

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions of US$)

	Six Months Ended
		6/30/05				6/30/06
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$86.2		$		81.2
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	44.4	)		(	81.2	)
Acquisitions, net of cash acquired	(	0.9	)		(	16.5	)
Restricted cash		—				0.3
Other investing		1.8			(	1.8	)

NET CASH USED IN INVESTING ACTIVITIES	(	43.5	)		(	99.2	)
FINANCING ACTIVITIES
Cash dividends paid	(	14.5	)		(	14.6	)
Net proceeds from exercise of employee stock options		0.6				2.3
Other financing	(	1.2	)		(	1.1	)

NET CASH USED IN FINANCING ACTIVITIES	(	15.1	)		(	13.4	)

Effects of exchange rate changes on cash and cash equivalents	(	0.1	)			0.6

Net increase (decrease) in cash and cash equivalents		27.5			(	30.8	)
Cash and cash equivalents at beginning of period		53.7				67.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$81.2		$		36.4

– MORE –

ATTACHMENT D

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions of US $)

			Three Months Ended								Six Months Ended
				6/30/05			3/31/06			6/30/06			6/30/05			6/30/06
EBITDA[1]						50.5		50.8		57.9			99.4			108.7
	Depreciation and amortization					20.2		22.6		24.0			39.9			46.6
Operating Income					30.3			28.2		33.9			59.5			62.1
Other income (expense):
	Equity in earnings (losses) of ventures		(		0.1	)		0.3		0.4		(	0.2	)		0.7
	Foreign currency gain (loss)		(		0.5	)		0.9		0.7		(	0.2	)		1.6
	Interest income (expense), net				0.2			0.6		0.0			0.5			0.6

		Total other income (expense)	(		0.4	)		1.8		1.1				0.1		2.9

Income before income taxes and minority
interest						29.9		30.0		35.0			59.6			65.0

Minority interest						0.7		1.1		1.0				1.3		2.1
Income taxes						9.4		9.4		11.4			18.5			20.8

Income before cumulative effect of a change
in accounting principle						19.8		19.5		22.6			39.8			42.1

Cumulative effect of a change in accounting
principle						—		0.7		—				—		0.7

Net Income				$		19.8	$	18.8	$	22.6	$		39.8		$	41.4

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.